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                                                                    EXHIBIT 17.1

                                  16 July 1997



Doug Collom
Wilson, Sonsini, Goodrich & Rosati
Corporate Counsel
Novadigm, Inc.                       BY FAX
650 Page Mill Road
Palo Alto, CA 94304

Dear Doug,

I hereby elect, in connection with my resignation from the Board of Directors of Novadigm, Inc., to instruct the Company to communicate to all shareholders the reasons for my resignation.

I have resigned from the Board of Directors on which I serve as a member of the audit committee and the compensation committee because of a refusal of management to:

             1. Abide by a majority vote of the Board of Directors to remove a director and officer of the Company whose actions, in the view of the Board, compromised the integrity of the Company's representations to the financial community and to its shareholders.

             2. A refusal of management to abide by the audit committee's agreement with the Company's auditors to modify the Company's revenue recognition policy with respect to prepaid revenues to more fairly reflect the Company's performance.

             3. A refusal of management to abide by a majority vote of the Board to immediately engage financial advisors for the purpose of selling the Company.

             4. A refusal of management to abide by a majority vote of the Board to immediately engage a search firm for the purpose of hiring a new CEO for the Company.

             And further, I have resigned:

             5. To protest the apparent refusal of management to inform the Board of merger inquiries from prospective buyers as and when those inquiries arose.

             6. To protest a refusal of management to suspend the Company's share buy back activities at the direction of the audit committee so as not to compromise a merger by pooling of interests.



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             7.           To protest management's continuous refusal to submit
                          to the orderly process of corporate governance by the Board of Directors and a reckless disregard of management for the interests of outside shareholders.

          I trust these reasons for my resignation from the Board will be communicated to the Company's shareholders as required by law in view of the fact that these reasons, when known, may materially affect the market for the shares of the Company.

          I am sorry this step has become necessary but actions of management leave me no other recourse to honorably discharge my duties as a Director of Novadigm.

                                          Yours truly,

                                          /s/ Dennis DeCoste
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                                          Dennis DeCoste